Exhibit 4.2

Execution Version

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

January 17, 2014

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Re:	CEC Entertainment, Inc. Rights Agreement

Ladies and Gentlemen:

Reference is made to that certain Rights Agreement (the “Rights Agreement”), dated as of January 15, 2014, by and between CEC Entertainment, Inc. (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement, and unless specified otherwise all “Section” references herein shall be to sections in the Rights Agreement.

In connection with the appointment of the Rights Agent to act as agent for the Company in accordance with the express terms and conditions of the Rights Agreement (and no implied terms or conditions), the Company has agreed to provide the Rights Agent with this letter agreement (this “Letter Agreement”). Notwithstanding anything to the contrary in the Rights Agreement, the Company, on the one hand, and the Rights Agent, on the other hand, hereby agree as follows:

1. Governing Law. The Company agrees that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent under the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

2. Rights of Action. Notwithstanding anything in the Rights Agreement to the contrary, the rights of action explicitly given to the Rights Agent under the Rights Agreement, including the rights of action given to the Rights Agent under Section 18 and Section 20 of the Rights Agreement, are specifically vested in the Rights Agent.

3. Duties of Rights Agent. The Company agrees that (a) no provision of the Rights Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder (other than internal costs incurred by the Rights Agent in providing services to the Company in the ordinary course of its business as Rights Agent) or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it, and (b) the Rights Agent shall not be required to inquire as to the performance or observation of any obligation, term, or condition under any agreement or arrangement between the Company and any other person or entity, other than the Rights Agreement, including without limitation the Merger Agreement and the other agreements and arrangements referenced therein, even though reference thereto may be made in the Rights Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in the Rights Agreement.

4. Conflicts. This Letter Agreement supplements the Rights Agreement and, to the extent of any conflict between the Rights Agreement and this Letter Agreement, the terms hereof shall control with respect to the Rights Agent, including without limitation with respect to the Rights Agent’s rights, duties, obligations, liabilities and immunities. In all other respects, the Rights Agreement shall control.

5. Entire Agreement. This Letter Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior letters, agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.

6. Counterparts. This Letter Agreement may be executed in counterparts (including by facsimile, PDF or other electronic means), each one of which shall be deemed an original and all of which together shall constitute one and the same Letter Agreement.

7. Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

[Remainder of Page Intentionally Left Blank]

COMPANY

CEC Entertainment, Inc.

By:	/s/ Jay A. Young
	Name:	Jay A. Young
	Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO COMPUTERSHARE SIDE LETTER]

Agreed and Accepted as of the date

first written above:

Computer Share Trust Company, N.A.

By:	/s/ Paul R. Capozzi
	Name:	Paul R. Capozzi
	Title:	Senior Vice President, Investor Services

[SIGNATURE PAGE TO COMPUTERSHARE SIDE LETTER]